Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of PostRock Energy Corporation of information relating to our reserve report with respect to the estimated quantities of oil and gas reserves and present value of future net reserves of PostRock Energy Corporation as of December 31, 2013. We also consent to the references to our firm contained in the Registration Statement and related Prospectus, including under the caption “Experts”.

J. Zane Meekins, P.E.

Executive Vice President

Cawley, Gillespie & Associates, Inc.

Petroleum Engineers

Ft. Worth, Texas

May 9, 2014